Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Reports First Quarter Financial Results and Provides Clinical and Pipeline Update

- Conference Call Today at 8:30 a.m. EDT -

West Lafayette, Ind., May 10, 2017 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the first quarter ending March 31, 2017, and provided a clinical and pipeline update.

“We look forward to providing safety and efficacy updates for our clinical trials of both EC1169 and EC1456 at the Annual Meeting of the American Society of Clinical Oncology (ASCO) next month,” said Mike Sherman, president and CEO at Endocyte. “In addition, we continue to discover compelling applications of the SMDC platform and are working to more rapidly bring assets toward clinical development in several exciting areas, to drive more value from our pipeline. These include our dual-targeted DNA crosslinker drug that can attack both tumor associated macrophages (TAMs) and cancer cells, EC2629, and our chimeric antigen receptor T-cell (CAR T-cell) SMDC adaptor platform.”

“Enrollment in the expansion phase of the EC1169 trial in prostate cancer continues to progress well, and we recently completed our work with EC1456 exploring multiple dosing schedules,” added Dr. Alison Armour, Endocyte’s chief medical officer. “We also enrolled the first patient in the study of EC1456 in ovarian cancer patients undergoing surgery to provide tissue-based characterization following drug administration.”

Lead SMDC Programs

EC1169 (PSMA-targeted tubulysin): Enrolling patients in the expansion phase of the EC1169 trial in up to 50 taxane-exposed metastatic castration-resistant prostate cancer (mCRPC) patients and up to 50 taxane-naïve mCRPC patients at a maximum clinical dose of 6.5 mg/m2 once per week. The primary endpoint of this expansion phase is radiographic progression-free survival (rPFS), with a target of 5 months for taxane-naïve mCRPC patients and 3 months for taxane-exposed mCRPC patients. Secondary endpoints, which will provide earlier insight into drug activity, include overall response rates as measured by response evaluation criteria in solid tumors (RECIST) 1.1 and prostate-specific antigen (PSA). Enrollment is not limited based on the results of the scan with EC0652, but primary endpoints of the trial are to be assessed on PSMA positive patients.

EC1456 (folate receptor-targeted tubulysin): Enrolling expansion cohort of up to 40 folate receptor-positive (FR-positive) non-small cell lung cancer (NSCLC) patients, as determined by an etarfolatide scan, to receive the maximum clinical dose of 6.0 mg/m2 twice per week. Patients included in this expansion phase of the trial will have received first-line chemotherapy and may have also been treated with anti-programmed death-1 (anti-PD-1) therapy. Endocyte is also conducting an ovarian cancer surgical study to characterize EC1456 at the tumor level through a multifaceted analysis of collected tissue samples after administration of the drug.

Immuno-oncology Pipeline

EC2629: Pre-clinical development currently underway with a potential Investigational New Drug (IND) filing in mid-2017. EC2629 leverages a proprietary warhead with a dual mechanism of action: targeting both TAMs and FR-positive cancer cells.

CAR T-Cell Development Program: Continued progress with next-generation CAR T-cell therapeutic platform, in collaboration with leading experts in the field at Seattle Children's Research Institute. Endocyte announced new research in a late-breaking poster session at the American Association for Cancer Research (AACR) Annual Meeting in April 2017, on the application of Endocyte's SMDC technology. Data demonstrated that Endocyte’s bi-specific adaptor molecules can mitigate or eliminate cytokine storms in animal models and could meaningfully improve the safety and tolerability of CAR T-cell therapies. Pre-clinical evaluations for the CAR T-cell program by Dr. Michael Jensen are expected to be completed in the second half of 2017, in anticipation of a potential IND filing in 2018.

First Quarter 2017 Financial Results

Endocyte reported a net loss of $11.5 million, or $0.27 per basic and diluted share, for the first quarter of 2017, compared to a net loss of $10.2 million, or $0.24 per basic and diluted share for the same period in 2016.

Research and development expenses were $8.0 million for the first quarter of 2017, compared to $6.5 million for the same period in 2016. The increase was primarily attributable to increases in expenses related to the EC1169 phase 1 trial, including drug manufacturing expenses, expenses related to the development of EC2629 and other pre-clinical work and general research, and expenses related to the EC1456 phase 1 trial, which were partially offset by a decrease related to non-cash stock-based compensation expenses.

General and administrative expenses were $3.7 million for the first quarter of 2017, compared to $3.8 million for the same period in 2016. The slight decrease was primarily attributable to a decrease in compensation expense, which was partially offset by an increase in expenses related to professional fees.

Cash, cash equivalents and investments were $127.6 million at March 31, 2017, compared to $163.3 million at March 31, 2016, and $138.2 million at December 31, 2016.

Financial Expectations

The company anticipates its cash balance at the end of 2017 to be approximately $100 million.

About EC1169 and EC0652

EC1169 is an investigational therapeutic SMDC constructed of a high affinity prostate specific membrane antigen (PSMA)-targeting ligand conjugated through a bioreleasable linker system to a potent microtubule inhibitor, tubulysin B hydrazide (TubBH). Patient PSMA-status is determined using the investigational companion imaging agent, EC0652.

About EC1456 and etarfolatide

EC1456 is an investigational therapeutic SMDC constructed of a high affinity FR-targeting ligand conjugated through a spacer and bioreleasable linker system to a potent cytotoxic microtubule inhibitor, TubBH. Patient FR-status is determined using the investigational companion imaging agent, etarfolatide.

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EDT.

U.S. and Canadian participants:(877) 845-0711

International:(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for 90 days following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, the enrollment period for, and availability and reporting, of data from ongoing and future clinical trials, and the company's future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2016	2017

Collaboration revenue	$12	$12
Costs and expenses:
Research and development	6,531	7,994
General and administrative	3,820	3,745
Total costs and expenses	10,351	11,739
Loss from operations	(10,339)	(11,727)

Interest income, net	189	235
Other income (expense), net	(3)	3
Net loss	$(10,153)	$(11,489)

Net loss per share - basic and diluted	$(0.24)	$(0.27)

Comprehensive loss	$(10,043)	$(11,501)

Weighted average number of common shares used in net loss per share – basic and diluted:	42,109,828	42,434,709

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of March 31,
	2016	2017
		(unaudited)
Assets
Cash, cash equivalents and investments	$138,207	$127,562
Other assets	5,287	4,825
Total assets	$143,494	$132,387

Liabilities and stockholders’ equity
Current liabilities	$5,562	$4,915
Deferred revenue and other liabilities, net of current portion	785	770
Total stockholders’ equity	137,147	126,702
Total liabilities and stockholders’ equity	$143,494	$132,387